UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 15, 2008

Northrim BanCorp, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Alaska	0-33501	92-0175752
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3111 C Street, Anchorage, Alaska		99503
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	907-562-0062

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On January 10, 2008, the Board of Directors of Northrim BanCorp, Inc. appointed Steven L. Hartung, executive vice president and quality assurance officer, a principal executive officer of Northrim BanCorp, Inc. and its subsidiary, Northrim Bank.

Prior to joining the Company, Mr. Hartung, age 61, previously provided financial consulting and advisory services for a broad range of clients throughout the Alaska business community from 1995 until December 2005, and served as the president and chief operating officer of Alaska International Industries, Inc. from 1978 to 1995. Mr. Hartung’s professional experience also includes ten years’ service with KPMG LLP from 1968 to 1978, during which time he served as audit manager.

Northrim Bancorp, Inc. and Mr. Hartung have entered into an employment agreement under which Mr. Hartung will receive an annual base salary of $165,006, as adjusted from time to time, and a bonus based on the Company’s financial performance. The agreement is effective from December 1, 2007 through December 31, 2008 and renews for a one year term automatically each year unless notice of termination is provided not later than ninety (90) days prior to the expiration of the term. The agreement provides Mr. Hartung with severance and change of control benefits, including an excise tax gross-up benefit. Mr. Hartung is prohibited from competing with the Company for a period of one year following his departure from the Company for whatever reason. The agreement also provides benefits for Mr. Hartung under the Company’s Supplemental Executive Retirement Plan and Deferred Compensation Plan.

A copy of Mr. Hartung’s employment agreement is filed as Exhibit 10.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements - not applicable.

(b) Proforma financial information - not applicable.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Northrim BanCorp, Inc.

January 15, 2008	By:	R. Marc Langland

Name: R. Marc Langland
Title: Chairman, President & CEO

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement with Steven L. Hartung